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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the following registration statements of Callaway Golf Company, (1) No. 333-43756, No. 333-52020, No. 33-85692, No. 33-50564, No. 33-56756, No. 33-67160, No. 33-73680, No. 33-98750,
No. 333-242, No. 333-5719, No. 333-5721, No. 333-24207, No. 333-27089, No.
333-39095, No. 333-61889, No. 333-84716, No. 333-84724, No. 333-95601, and No.
333-95603 on Form S-8, and (2) No. 33-77024 on Form S-3, of our reports dated February 4, 2003 (except for Note 6, as to which the date is February 26,
2003), relating to the consolidated financial statements and financial statement schedule of Callaway Golf Company and subsidiaries as of and for the year ended December 31, 2002 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (i) the adoption of a new accounting principle and (ii) the application of procedures with respect to certain other disclosures related to the 2001 consolidated financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures) appearing in this Annual Report on Form 10-K of Callaway Golf Company for the year ended December 31, 2002.


/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California
March 14, 2003